                                                                    EXHIBIT 99.1


Investors:                                                Media:
Ann Tanabe                                                Daniel Budwick
Encysive Pharmaceuticals                                  BMC Communications
(713) 796-8822                                            (212) 477-9007 ext. 14

Hershel Berry
The Trout Group
(415) 392-3385


FOR IMMEDIATE RELEASE


                     ENCYSIVE REACHES ENROLLMENT TARGET FOR
         STRIDE-2, THE COMPANY'S PIVOTAL PHASE III TRIAL FOR THELIN(TM)


HOUSTON- SEPTEMBER 8, 2004- Encysive Pharmaceuticals (Nasdaq: ENCY) today announced it has completed enrolling 240 patients in the Company's multi-center, pivotal, Phase III STRIDE-2 (Sitaxsentan To Relieve ImpaireD Exercise) trial to evaluate the safety and efficacy of Thelin(TM) (sitaxsentan) in patients with pulmonary arterial hypertension (PAH). Enrollment will continue through September 10, 2004 in order to accept patients still in screening.

"The closing of STRIDE-2 signifies that we are one important step closer to our goal of commercializing Thelin," said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "We look forward to analyzing and then reporting the results of this key study."

STRIDE-2 is a Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of Thelin treatment with a third party blinded bosentan arm in patients with pulmonary arterial hypertension. Patients are randomized to receive one of four treatments: Thelin 50 mg once daily, Thelin 100 mg once daily, placebo once daily, or bosentan twice daily according to the package insert. The duration of the trial is 18 weeks.

The Company expects top line data will be available from STRIDE-2 in February 2005. Moreover, the Company anticipates submission of a New Drug Application for Thelin to the U.S. Food and Drug Administration on or around the end of the first quarter in 2005.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood-vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in targeting the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition involving high blood pressure and structural changes in the walls of the pulmonary arteries, the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplants. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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